Exibit 17(u)

Advantus Fixed Income and Blended Funds And Advantus Equity Funds

Prospectus Supplement dated September 15, 2003 to the Advantus Fixed Income and Blended Funds Prospectus dated January 31, 2003 as supplemented April 24, 2003, June 18, 2003, August 8, 2003 and August 20, 2003 and to the Advantus Equity Funds Prospectus dated November 29, 2002, as supplemented February 3, 2003, April 24, 2003, June 18, 2003, August 8, 2003 and August 20, 2003

Effective November 10, 2003, the discussions in the Prospectus under the headings “Buying and Selling Shares” and “Other Information ? Service Providers” are modified as described in this supplement:

1.	Transfer Agent and Shareholder Services Agent

The Transfer Agent and Shareholder Services Agent for each of the Advantus Funds is changing to:

Waddell & Reed Services Company
6300 Lamar Avenue
P.O. Box 29217
Shawnee Mission, Kansas 66201-9217
913-236-2000
800-777-6472

2.	Purchases by Check

Purchase orders by check should continue to be submitted to your registered representative’s authorized broker-dealer or other financial services firm. If, however, you do not have a registered representative, you may submit your check, and a completed account application in the case of new investors, to:

Advantus Funds Group
c/o Waddell & Reed Services Company
P.O. Box 29217
Shawnee Mission, Kansas 66201-9217

3.	Selling Shares

     Sale orders submitted by mail should be sent to:

Advantus Funds Group
c/o Waddell & Reed Services Company
P.O. Box 29217
Shawnee Mission, Kansas 66201-9217

Sale orders submitted by facsimile request should be directed to Advantus Fund Group at: 800-532-2749.

Sales proceeds can be wired directly to your bank account only in the connection with the sale of shares of Advantus Money Market Fund, Inc. Proceeds from the sale of shares from any other Advantus Fund may be sent to your bank account by ACH transfer, which may take up to three days to complete.

4.     Telephone Transactions

Telephone transactions may be initiated by calling Waddell & Reed Services Company at 800-777-6472, Monday through Friday, from 8:00 a.m. to 6:30 p.m. (Central time). Automated telephone transaction service is no longer available.

Investors should retain this supplement for future reference. F. 59685 9-2003